UNITED STATESSECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORTPURSUANT TO SECTION 13 OR 15(d) OF THESECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 9, 2015

PERNIX GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-92445	36-4025775
(State or Other Jurisdictionof Incorporation)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

151 E. 22nd StreetLombard, Illinois	60148
(Address of Principal Executive Offices)	(Zip Code)

(630) 620-4787

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 9, 2015, Pernix Group, Inc. (“Pernix”), through its wholly owned subsidiary, Pernix Guam, LLC (“Pernix Guam”), agreed to acquire certain assets of dck Pacific Guam, LLC (“dck pacific guam”) and dck worldwide, LLC’s (“dck worldwide”) 55% membership interest in dck-ecc Pacific Guam, LLC (the “JV”), a joint venture with Environmental Chemical Corporation , pursuant to a definitive purchase agreement (the “Agreement”) entered into by and among Pernix Guam, Pernix and dck pacific guam, dck worldwide, dck worldwide Holdings, Inc., and dck pacific region, LLC (collectively “dck”). The total purchase price is approximately $1.8 million, of which $0.3 million is subject to and the occurrence of certain conditions as set forth in the Agreement.

Pursuant to the terms of the Agreement, upon the closing of the transaction, Pernix Guam will assume the employment of certain employees of dck pacific guam and will acquire, among other things, all vehicles, fixed assets and equipment owned by dck pacific guam, and certain leased real property, raw materials, supplies, and certain intellectual property rights.

The JV operates on the island of Guam and holds a Design-Build Multiple Award Construction Contract (the “DB-MACC”) with the United States Naval Facilities Engineering Command (“NAVFAC”). The DB-MACC serves as a pre-qualification for future work issued through NAVFAC task orders.  There are four task orders under the DB-MACC. Pursuant to the Agreement, concurrent with Pernix Guam’s acquisition of dck worldwide’s membership interest in the JV, the members of the JV will execute an amended and restated operating agreement of the JV (the “Amended JV Agreement”), under which Pernix Guam’s membership interest in the JV will represent a 96% interest in one DB-MACC task order called P-109 for the design and construction of an aircraft maintenance hanger on the island of Guam with a contract value of $53.6 million. In accordance with the Agreement and the Amended JV Agreement, the Pernix Guam’s interest, rights and obligations with respect to the JV will be limited to the P-109 task order, and the other members of the JV will retain all other interests, rights and obligations with respect to the JV. To that end, upon the closing of this transaction, the JV will enter into an agreement with dck for the completion of all remaining work on the non-P-109 task orders.  dck will fully indemnify and hold harmless Pernix Guam and its affiliates and the P-109 assets of the JV from and against any and all damages from any claim, to the extent that such claim arises as a result of or relates to any non-P109 task order. Pernix Guam and its affiliates are also indemnified through a payment and performance bond on the non-P109 task orders.

The Agreement contains customary representations, warranties, pre- and post-closing covenants and agreements and indemnification provisions.

The consummation of the transaction is subject to customary closing conditions, as well as the acceptance by NAVFAC of the release and replacement of dck’s payment and performance bond with Pernix Guam’s replacement bond.  Closing is expected to occur in June 2015.

The foregoing summary of the material terms of the Agreement does not purport to be complete and is subject to and qualified in its entirety by, the full text of the Agreement, which is filed herewith as Exhibit 2.1 and is incorporated by reference into this Current Report on Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

The following document is filed herewith:

Exhibit No.	Description

2.1	Purchase Agreement, dated June 9, 2015, by and among Pernix Group, LLC, Pernix Group, Inc., dck Pacific Guam, LLC, dck worldwide Holdings, Inc. and dck pacific region, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERNIX GROUP, INC.

	By:	/s/ Nidal Z. Zayed
Nidal Z. Zayed
President and Chief Executive Officer

	By:	/s/ Patrick J. Gainer
Patrick J. Gainer
Chief Financial Officer

Dated: June 15, 2015

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